Exhibit 21.1

List of Subsidiaries of Angel Oak Residential Evergreen Trust

Name of Subsidiary	Jurisdiction of Organization
AO Residential Evergreen OP GP, LLC	Delaware
Angel Oak Residential Evergreen Operating Partnership L.P.	Delaware